                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                                   _____________

                                     FORM 11-K



[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
                    For the fiscal year ended December 31, 1997

                                         OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                           Commission File Number 0-24286

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                    EAGLE FINANCE CORP. PROFIT SHARING PLAN

     B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                    EAGLE FINANCE CORP.
                    1425 TRI-STATE PARKWAY, SUITE 140
                    GURNEE, IL 60631


                                Page 1 of 10 pages;
                          exhibit index appears on page 5

                                REQUIRED INFORMATION

     The Eagle Finance Corp. Profit Sharing Plan is subject to the Employee Retirement Security Act of 1974, as amended ("ERISA"). Accordingly, the plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are provided as Exhibit 99.1 to this Form 11-K.


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


                                     SIGNATURES

     THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   EAGLE FINANCE CORP. PROFIT SHARING PLAN

Date:  April 29, 1998         By:  Eagle Finance Corp.



                                   By:    /s/  Robert J. Braasch
                                          ------------------------------------
                                   Name:  Robert J. Braasch
                                   Title: President and Chief Financial
                                          Officer

                      EAGLE FINANCE CORP. PROFIT SHARING PLAN

                                   EXHIBIT INDEX
                                         TO
                             ANNUAL REPORT ON FORM 11-K


Exhibit                                                     Sequential
   No.         Description                                  Page No.
--------------------------------------------------------------------------------
99.1           Report of Employee Benefit Plan                 5



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